September 18, 2025

Joel Kleiner
Chief Financial Officer
NextNRG, Inc.
67 NW 183rd St
Miami, FL 33169

        Re: NextNRG, Inc.
            Form 10-K for Fiscal Year Ended December 31, 2024
            File No. 001-40809
Dear Joel Kleiner:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Trade &
Services